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                                                                Exhibit 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BUSINESS OVERVIEW

Nature of Operations

         Solutia Europe S.A./N.V. ("SESA") is a wholly-owned subsidiary of Solutia Inc. ("Solutia"). SESA and its subsidiaries make and sell a variety of high-performance chemical-based materials including performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; and resale of high performance polymers and fibers for Solutia's Integrated Nylon segment.

Solutia's Bankruptcy Proceedings

         On December 17, 2003 Solutia Inc. and its 14 U.S. subsidiaries (collectively, "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The cases were consolidated for the purpose of joint administration and were assigned case number 03-17949 (PCB). Solutia's subsidiaries outside the United States, including SESA, were not included in the Chapter 11 filing.

         The filing was made to restructure Solutia's balance sheet by reducing indebtedness to appropriate levels, to streamline operations and reduce costs in order to allow Solutia to emerge from Chapter 11 as a viable going concern, and to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain postretirement benefits and liabilities under operating contracts, all of which were assumed by Solutia at the time of Solutia's spinoff from Pharmacia Corporation in September, 1997 (collectively, "legacy liabilities"). These factors, combined with the weakened state of the chemical manufacturing sector, general economic conditions and continuing high, volatile energy and crude oil costs have been an obstacle to Solutia's financial stability and success. While Solutia believes it will be able to significantly reduce the legacy liabilities through the bankruptcy process, there can be no certainty that it will be successful in doing so.

         In order to exit Chapter 11 successfully, Solutia must propose and obtain confirmation by the bankruptcy court of a plan of reorganization that satisfies the requirements of the U.S. Bankruptcy Code. As provided by the U.S. Bankruptcy Code, Solutia had the exclusive right to propose a plan of reorganization for 120 days following the Chapter 11 filing date. The bankruptcy court has subsequently approved several extensions of the exclusivity period, the most recent of which is set to expire on July 11, 2005. No assurance can be given that any future extension requests will be granted by the bankruptcy court. Moreover, although Solutia expects to file a plan of reorganization that provides for Solutia's emergence from bankruptcy as a going concern, there can be no assurance that a plan of reorganization will be confirmed by the bankruptcy court or that any such plan will be implemented successfully.

Basis of Presentation

         The accompanying unaudited consolidated financial statements include consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows for SESA and its subsidiaries, each as of and for the quarters ended March 31, 2005 and March 31, 2004, respectively. The information contained in the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations is unaudited and is presented in a format prescribed by Section 9(m) of the amended and restated terms and conditions of SESA's (euro) 200 million, 10% Euro Notes ("Euronotes"). All significant intercompany transactions and balances between SESA's subsidiaries have been eliminated in consolidation. However, intercompany transactions and balances between SESA's subsidiaries and Solutia's other subsidiaries outside of the consolidated SESA entity have not been eliminated in consolidation. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and


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notes to consolidated financial statements included in the Solutia 2004
Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

         The unaudited consolidated financial statements included in Exhibit
99.1 to this Form 8-K have been prepared in accordance with accounting principles generally accepted in the United States of America and are presented in U.S. dollars. In addition, the unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature.

RESULTS OF OPERATIONS--FIRST QUARTER 2005 COMPARED WITH FIRST QUARTER 2004

Net Sales and Earnings Before Interest Expense and Income Taxes (EBIT)

  ----------------------------------------------------------------------------------------------------
                                                                               QUARTER ENDED MARCH 31,
                                                                               -----------------------
  (dollars in millions)                                                           2005         2004
                                                                                  ----         ----
  Net Sales.................................................................      $135         $111
                                                                                  ====         ====

  EBIT......................................................................      $ 19         $ (3)
                                                                                  ====         ====
      Charges included in EBIT..............................................      $ --         $(15)
                                                                                  ====         ====

  ----------------------------------------------------------------------------------------------------

         The $24 million, or 22 percent, increase in net sales as compared to the first quarter 2004 resulted primarily from higher sales volumes of approximately 13 percent, favorable currency exchange rate fluctuations of approximately 6 percent and higher average selling prices of approximately 3 percent. Higher sales volumes were experienced primarily in SAFLEX(R) plastic interlayer products, pharmaceutical services, and in resale of Therminol(R) heat transfer fluids. The favorable currency impact was primarily a result of the strengthening euro in relation to the U.S. dollar in comparison to the first quarter 2004.

         The $22 million increase in EBIT in comparison to the first quarter 2004 resulted primarily from a $15 million charge due to the modification of SESA's Euronotes in January 2004. In addition, higher net sales, increased capacity utilization and overall controlled spending contributed to higher profit margins in the first quarter 2005 as compared to the first quarter 2004.

Interest Expense

  --------------------------------------------------------------------------------------------------
                                                                           QUARTER ENDED MARCH 31,
                                                                           -----------------------
  (dollars in millions)                                                       2005         2004
                                                                              ----         ----
  Interest Expense.......................................................      $ 6          $ 8
                                                                               ===          ===

  --------------------------------------------------------------------------------------------------

         Interest expense decreased by $2 million, or 25 percent;
principally from the elimination of interest expense on SESA's approximate $150 million, 5% convertible note with Solutia that was


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converted from debt to equity in May 2004. However, interest expense increased as a result of the strengthening euro in relation to the U.S. dollar in comparison to the first quarter 2004.

FINANCIAL CONDITION AND LIQUIDITY

         Total debt of $271 million as of March 31, 2005 decreased by $136 million as compared to $407 million as of March 31, 2004. This decrease was principally a result of the conversion from debt to equity of a convertible note from Solutia Inc. to SESA in 2004 that had an outstanding balance of $149 million as of March 31, 2004. Partially offsetting this decrease was a $16 million increase due to currency exchange rate fluctuations resulting from the strengthening euro in relation to the U.S. dollar.

         SESA's working capital increased by $34 million to $84 million at March 31, 2005, compared to $50 million at March 31, 2004. The increase in the working capital position primarily resulted from higher trade receivables due to increased net sales in 2005 and higher intercompany receivables principally a result of the timing of net intercompany lending to Solutia entities outside of the consolidated SESA entity.

         SESA had shareholders' equity of $169 million at March 31, 2005 compared to $8 million at March 31, 2004. The $161 million increase in shareholders' equity principally resulted from the conversion from debt to equity of a convertible note from Solutia Inc. to SESA of $155 million at the time of conversion in May 2004, inclusive of related accrued interest, and a $18 million increase due to favorable currency exchange rate fluctuations resulting from the strengthening euro in relation to the U.S. dollar, partially offset by the $12 million cumulative loss recorded from March 31, 2004 to March 31, 2005. This net loss was primarily a result of the $40 million of asset impairments recorded in the pharmaceutical services business in the fourth quarter 2004.

         At March 31, 2005 and 2004, SESA's liquidity was in the form of cash in the amount of $19 million and $17 million, respectively.